Exhibit J
EXECUTION COPY

CONFIDENTIAL

March 15, 2010

Sage Merger Company, Inc., c/o
ONCAP Management Partners L.P.
161 Bay Street
48th Floor
Toronto, ON
M5J 2S1

Attention:     Mark Gordon
                       Managing Director

Commitment Letter

Dear Sirs:

We understand that you (“SSG Acquisition” or the “Borrower”) are a newly formed acquisition vehicle formed by one or more affiliates of ONCAP Management Partners L.P. (the “Sponsor”) and are interested in obtaining commitments aggregating up to US$99,600,000 (the “Credit Facility”) to be established in your favor. You contemplate that, pursuant to the Agreement and Plan of Merger, dated as of March 15, 2010 (the “Merger Agreement”), by and among Sage Parent Company, Inc., a Delaware corporation, Sage Merger Company, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and Sport Supply Group, Inc., a Delaware corporation, you will merge (the “Acquisition”) into Sport Supply Group, Inc., a Delaware corporation (“SSG”), such that, after consummation of the Acquisition, SSG will be the Borrower. We further understand that proceeds from the Credit Facility will be used (i) to fund the payment of the purchase price or merger consideration paid to consummate the Acquisition, (ii) to pay fees, costs and expenses incurred in connection with the Acquisition and any related financing, and, (iii) to finance capital expenditures, working capital needs and Permitted Acquisitions and for general corporate purposes. Capitalized terms not otherwise defined have the meanings given to them in the Term Sheet attached hereto (the “Term Sheet”).

1.           Commitments.

The Bank of Nova Scotia (“Scotia Capital”), Bank of America, N.A. (“BofA”), and Export Development Canada (“EDC” and together with each of Scotia Capital, and BofA a “Commitment Party” and, collectively, the “Commitment Parties”) are pleased, severally and not jointly, to commit to provide US$37,300,000, US$25,000,000 and US$37,300,000, respectively, of the Credit Facility and to participate as a lender (together with any other lenders, each, a “Lender”) in the Credit Facility.

2.           Titles and Roles.

You hereby appoint, and each of the following hereby agrees to act as follows, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheet (as defined below) and other attachments hereto, this “Commitment Letter”): (i) Scotia Capital will act as the Sole Lead Arranger, Sole Bookrunner and Administrative Agent under the Credit Facility (the “Administrative Agent”);and (ii) BofA will act as Documentation Agent. You may appoint additional co-agents reasonably acceptable to the Administrative Agent. You agree that Scotia Capital will have “left” placement in any and all marketing materials or other documentation used in connection with the Credit Facility. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters (as defined below)) will be paid in connection with the Credit Facility without the consent of the Borrower.

3.           Conditions Precedent.

Our commitments hereunder are subject to (a) the satisfaction of the terms and conditions set forth herein and in the term sheet annexed hereto (the “Term Sheet”) including compliance with the indemnification provisions set forth in Annex I hereto, (b) there being no facts, events or circumstances, now existing of which we are not already aware or hereafter arising, which would hereafter come to our attention and which would, in our good faith determination, have a Material Adverse Effect, and (c) the closing of the Acquisition in accordance with the terms of the Merger Agreement without giving effect to any waiver or other modification therein by SSG Acquisition of any conditions which are adverse to the interests of the Commitment Parties, other than an amendment the sole effect of which shall be to extend the Outside Date (as defined in the Merger Agreement) to a date that is no later than 210 days from the date hereof, for which the Commitment Parties have not given their consent, which such consent shall not be unreasonably withheld or delayed. There shall be no conditions to closing and funding not expressly set forth herein or in the Term Sheet. In the event any of the foregoing conditions, events or circumstances are not satisfied, we reserve the right (to be exercised by giving written notice to you) to either terminate our commitments hereunder (in which case we will have no other or further obligations hereunder or in connection with the Credit Facility and you will have no other or further obligations hereunder or in connection with the Credit Facility except those which are specifically stated herein to survive any termination of our commitments hereunder) or to propose alternative financing amounts or structures that assure adequate protection for the lenders (which alternative proposals will not be binding on you unless accepted in writing).

4.           Representations and Warranties made at Closing; Collateral provide at Closing

Notwithstanding anything in the Term Sheet, this Commitment Letter, the Fee Letter, dated the date hereof, between the Borrower and The Bank of Nova Scotia (the “Scotia Fee Letter”), the Fee Letter, dated the date hereof, between the Borrower, The Bank of Nova Scotia and Bank of America, N.A. (the “Structuring Fee Letter”), the Fee Letter, dated the date hereof, between the Borrower and Commitment Parties (the “Upfront Fee Letter” and together with the Scotia Fee Letter and the Structuring Fee Letter, the “Fee Letters”), the Credit Facility, the notes (if any) issued pursuant to the Credit Facility (the “Notes”), the collateral documents required pursuant to the Credit Facility (the “Collateral Documents”), the guaranties required pursuant to the Credit Facility (the “Guaranties”), and the intercreditor agreement entered into in connection with the Credit Facility (the “Intercreditor Agreement” and together with the Notes, the Collateral Documents, and the Guaranties, the “Loan Documents”) or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations relating to SSG, its subsidiaries and their businesses the making of which shall be a condition to availability of the loans to be made pursuant to the Credit Facility (the “Loans”) on the Closing Date shall be (i) such of the representations made with respect to SSG in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (ii) the Specified Representations (as defined below), and (b) the terms of the Loan Documents shall be such that they do not impair the availability of the Loans on the Closing Date if the conditions set forth herein and in the Term Sheet are satisfied, it being understood that to the extent any security interest in the intended collateral, a security interest in which may not be perfected by the filing of a Uniform Commercial Code financing statement or possession of certificated securities (if any), is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the provision of such security interest(s) in such collateral shall not constitute a condition precedent to the availability of the Loans on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the Agent and Borrower. For purposes hereof, “Specified Representations” means the representations and warranties of SSG set forth in the Term Sheet relating to corporate existence, power and authority to enter into the Loan Documents, due authorization, execution and delivery of the Loan Documents, enforceability of the Loan Documents, approvals (with respect to the Loan Documents), use of proceeds, no margin stock, acquisition documents being true, complete, correct and in full force and effect, Closing Date solvency after giving effect to the transactions contemplated hereby and the creation, status as senior indebtedness, validity, priority and perfection of the security interest granted in the intended collateral (except as specifically set forth above).

5.           Indemnification.

By your signature below you hereby agree to indemnify and hold harmless each Lender committing to participate in the Credit Facility and each of our and their respective affiliates, directors, officers, agents and employees, and agree to promptly pay all of the fees and expenses following demand and receipt of supporting documentation, as set forth in Annex I hereto (with the terms and provisions of such Annex I being hereby incorporated by reference).

6.           Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Until a definitive credit agreement is entered into, this Commitment Letter, the Term Sheet, Annex I hereto and the Fee Letters constitute the entire understanding among the Commitment Parties with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect hereto or thereto.

You acknowledge that each of us may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you for any purposes other than those contemplated hereby, including in connection with the performance by us of services for other companies, and we will not furnish any such information to such other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any of us has advised or is advising you on other matters, (b) the Commitment Parties, on the one hand, and the Borrower and its subsidiaries (collectively, the “Companies”), on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any of the Commitment Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each of us is engaged in a broad range of transactions that may involve interests that differ from your interests and that we have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against any of us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that none of us shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that each of the Commitment Parties or their affiliates are engaged in one or more of the following: securities trading and brokerage activities, investment banking and other financial services. In the ordinary course of business, each of the Commitment Parties or their affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Borrower and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. Additionally, you acknowledge and agree that no Commitment Party is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction, and no Commitment Party shall have any responsibility or liability to you with respect thereto.

7.           Assignments; Amendments; Governing Law, etc.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Parties), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Parties). Any and all services to be provided by any Commitment Party may be performed and any and all rights of such Commitment Party hereunder may be exercised by or through any of such Commitment Party’s affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the internet, e-mail or similar electronic transmission systems and that no Commitment Party shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. Any Commitment Party may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Acquisition in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount and type of the Credit Facility, and the closing date of the Acquisition, all at such Commitment Party’s expense.

THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.           Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.           Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

10.           Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Fee Letters nor any of its or their terms or substance, nor the activities of the Commitment Parties pursuant to this Commitment Letter, shall be disclosed, directly or indirectly, to any other person except (a) to your and the Sponsor’s officers, directors, employees, attorneys, accountants and advisors that are directly involved in the consideration of this matter, on a confidential basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof prior to said disclosure), except you may disclose the terms and substance of this Commitment Letter (but not the terms or substance of the Fee Letters) to SSG and its affiliates’ officers, directors, employees, accountants and advisors on a confidential basis.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

11.           Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, absence of fiduciary relationship, jurisdiction, governing law and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the agreements of any Commitment Party hereunder.

12.           PATRIOT Act Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us that is subject to the Patriot Act is required to obtain, verify and record information that identifies the Borrower and each guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each guarantor that will allow us or such Lender to identify the Borrower and each guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender. You hereby acknowledge and agree that we shall be permitted to share any or all such information with the Lenders.

13.           Acceptance and Termination.

If you agree with the foregoing, please sign and return to us the enclosed copy of this Commitment Letter no later than 5:00 p.m. (Toronto time) on March 19, 2010. Our commitments will terminate at such time unless an executed copy of this Commitment Letter and the Fee Letters, each signed by you, has been delivered to us; provided, however, that our commitments hereunder will terminate at 5:00 p.m. (Toronto time) on the date that is the earlier of (x) the date that the Merger Agreement is terminated and (y) the date that is 210 days after the date hereof unless, on or prior to such time, definitive credit documentation consistent with this Commitment Letter and the Term Sheet has been executed and delivered by the Borrower and the Commitment Parties.

We look forward to working with you.

Very truly yours,

THE BANK OF NOVA SCOTIA

By:  /s/ James Rhee
Name:  James Rhee
Title:    Director

By:  /s/ Steve Holyman
Name:   Steve Holyman
Title:     Associate Director

BANK OF AMERICA, N.A.

By: /s/ Sanya Valeva
Name:   Sanya Valeva
Title:     Vice President

EXPORT DVELOPMENT CANADA

By: /s/ Lena Trickey
Name:   Lena Trickey
Title:     Financing Manager

By: /s/ Robert Pelietier
Name:   Robert Pelietier
Title:     Financing Manager

Agreed to and accepted as of the 15th day of March, 2010

SAGE MERGER COMPANY, INC.

By: /s/ Michael Lay
Name:  Michael Lay
Title:    President

By: /s/ Mark Gordon
Name:  Mark Gordon
Title:    Vice President and Secretary

ANNEX I to Commitment Letter

INDEMNIFICATION PROVISIONS

Unless otherwise defined, terms used herein shall have the meanings assigned thereto in the Commitment Letter to which this Annex I is attached and the Term Sheet.

Sage Merger Company, Inc. (“SSG Acquisition”) shall indemnify Scotia Capital, in accordance with the Scotia Fee Letter, without duplication, for all reasonable, out of pocket fees and expenses incurred by it as provided for under the heading “Expenses” in the Term Sheet. The provisions of such indemnification will survive any termination of our commitments under the Commitment Letter.

In addition, whether or not definitive credit documentation is ultimately executed and delivered or any advance is made under the Credit Facility, SSG Acquisition hereby agrees to indemnify and hold harmless all Indemnified Parties (as defined below) from and against all Liabilities (as defined below). “Indemnified Parties” shall mean each Lender, each affiliate of any of the foregoing and the respective directors, officers, agents and employees of each of the foregoing. “Liabilities” shall mean any and all losses, claims, damages, liabilities or other costs or expenses to which an Indemnified Party may be or become subject which arise out of or relate to or result from any transaction, action or proceeding in connection with the transactions mentioned in the Commitment Letter, or Term Sheet or any action or proceeding related thereto other than to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the willful misconduct, bad faith or gross negligence of any Indemnified Party (including, without limitation, any breach of an Indemnified Party’s obligation to fund the commitments contemplated by the Commitment Letter), but Liabilities shall not include (a) loss of profit, loss of income or revenue or loss of business opportunity or (b) any settlement entered into by any Indemnified Party without SSG Acquisition’s consent (not to be unreasonably withheld or delayed). In addition to the foregoing, the Borrower agrees to reimburse each Indemnified Party for all reasonable legal or other reasonable expenses incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding) of such Indemnified Party. Notwithstanding any other provisions of this Commitment Letter, no Indemnified Party shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to this Commitment Letter, the Credit Facility or the Acquisition. The provisions of such indemnifications will survive any termination of any Commitment Party’s commitment under the Commitment Letter and will merge in the definitive credit documentation and will cease to apply after the execution and delivery of the definitive credit documentation (it being acknowledged that the definitive credit documentation will contain ongoing indemnification obligations by the Borrower).